UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 7, 2012
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
40 South Main Street, Memphis, TN	38103
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2012, Pinnacle Airlines Corp. (the “Company”) issued a press release announcing that Curtis J. Berchtold will be joining the Company as Senior Vice President and Chief Financial Officer.  Mr. Berchtold, 48, has served as Chief Financial Officer of Silver Airways since June of 2011.  Prior to that, Mr. Berchtold served as a consultant with Mesa Air Group, working with that company’s leadership from March 2010 to September 2010 while the company worked through Chapter 11 bankruptcy.  From October of 2008 to September of 2009, Mr. Berchtold served as Chief Financial Officer of Corsair Aviation and before that was a consultant with Sun Country Airlines starting in December of 2007.  From May of 2005 until September of 2007, Mr. Berchtold was Chief Executive Officer and Chief Financial Officer of Apex Holdings, a Minnesota startup venture.  Mr. Berchtold has held various finance and operations positions in the airline industry, including positions with Champion Air and Northwest Airlines.  Mr. Berchtold received a BBA in Finance from the University of Texas at Arlington and an MBA from Indiana University, Bloomington.

There are no family relationships between Mr. Berchtold and any director or executive officer of the Company.  There are no related-party transactions between the Company and Mr. Berchtold reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K as referenced therein.

The Company entered into a Management Compensation Agreement (the “Agreement”) with Mr. Berchtold, the principal terms of which are summarized below.

The term of the Agreement begins on the date Mr. Berchtold’s employment commences, and ends on the date Mr. Berchtold’s employment terminates.  The Agreement establishes the initial annual base salary of Mr. Berchtold at $250,000, subject to review on an annual basis.  Mr. Berchtold is eligible to participate in the Company’s Annual Incentive Plan, and will participate in the Company’s Long-Term Incentive Program.  The Agreement provides that Mr. Berchtold is eligible to participate in the same benefit programs that the Company provides to its other employees or executive employees.

Upon the termination of Mr. Berchtold’s employment due to death or disability, the Company will pay Mr. Berchtold his accrued and unpaid base salary and all amounts due under the terms of any benefit plans.  In addition, Mr. Berchtold’ rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.

The Company may terminate Mr. Berchtold’s employment with or without cause, as defined in the Agreement.  If Mr. Berchtold is terminated for cause or if he voluntarily resigns, the Company will have no further obligations to Mr. Berchtold, other than accrued obligations and standard COBRA benefits.  If Mr. Berchtold is terminated without cause or resigns with good reason, as defined in the Agreement, the Company will pay Mr. Berchtold (i) any accrued obligations, including salary and bonus, and (ii) an amount equal to one and one-half times the sum of his base salary and target incentive bonus, in equal installments at regular pay intervals over 18 months.  In addition, Mr. Berchtold’s rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.  In the event a change of control occurs after the date of the Agreement and Mr. Berchtold is terminated without cause or resigns with good reason, in addition to other amounts payable to him, the Company will pay to Mr. Berchtold an amount equal to two times the sum of his base salary and target incentive bonus.  If Mr. Berchtold remains employed by the Company for six months following a change in control, Mr. Berchtold will be entitled to terminate his employment without good reason, but receive the payment and benefit obligations due in the case of his resignation with good reason.

The Agreement contains confidentiality, non-competition, and non-disparagement provisions.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.112 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the press release the Company issued to announce Mr. Berchtold’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
Exhibit Number	Description

10.112	Management Compensation Agreement dated September 7, 2012, between Pinnacle Airlines Corp. and Curtis J. Berchtold

99.1	Press Release issued by Pinnacle Airlines Corp. dated September 7, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Senior Vice President and General Counsel
September 7, 2012